Consent of Independent Registered Public Accounting Firm

Iconix Brand Group, Inc.
New York, New York

We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus constituting a part of this Registration Statement of our report dated June 26, 2006, relating to the Statement of Assets Sold and Statement of Revenues and Direct Operating Expenses of Assets Sold of Mudd (USA) LLC as of an for the periods ended March 31, 2006 and March 31, 2005 appearing in the Company’s Report on Form 8-K/A for the event dated April 11, 2006.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
New York, New York

September 28, 2006